Exhibit 99.1

Press Release	Source: XStream Beverage Network, Inc.

XStream Beverage Network, Inc. Signs Letter of Intent to Merge Wholly Owned Subsidiary for Stock, Note & Cash

Monday December 18, 8:45 am ET

XStream Beverage Network of Maryland to Merge with Global Beverage Solutions, Inc. - Transaction Valued at Approximately $33 Million Consisting Mainly of Stock, Note and Cash Due To XStream Beverage

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--XStream Beverage Network, Inc. (OTCBB: XSBV - News; "XStream Beverage"), an emerging developer, marketer and distributor of new age beverages, today announced it has signed a letter of intent to merge its wholly owned subsidiary, XStream Beverage Network of Maryland, Inc. with a subsidiary of Global Beverage Solutions, Inc. (OTCBB: GBVS - News; "Global Beverage") for stock, a promissory note and cash. Global Beverage is a registered business development company (BDC) which invests in a portfolio of companies in the beverage industry. Among its current holdings is Rudy Beverages, Inc., founded by Notre Dame Football player Daniel "Rudy" Ruettiger.

According to terms of the letter of intent, XStream Beverage will receive a significant stake in Global Beverage. In addition, Global Beverage will issue a $2 million note payable to XStream Beverage, plus assume the balance of a promissory note. The transaction, which is valued at approximately $33 million, is being effected through GBVS Acquisition Corp., a wholly owned subsidiary of Global Beverage. The letter of intent is subject to the parties entering into a definitive merger agreement satisfactory to both parties by December 31, 2006.

"We believe this transaction will enable us to reduce our debt and further enhance value for our shareholders," said XStream Beverage Chairman & CEO Ted Farnsworth. "Once our debt is satisfied, we intend on exploring various options on how we might benefit our shareholders including possible distributions and dividends."

XStream Beverage first acquired the assets of XStream Beverage Network of Maryland, Inc. (formally Master Distributors, Inc.) in July 2004. The company had revenue of $10.2 million in 2005 with EBITDA of $426,000.

Farnsworth said that the Company also intends to sell its brands in a separate transaction.

"We feel that with all the interest in the New Age beverage category this is the perfect time to take advantage of the demand for quality products, specifically those that fit growing niche markets such as the energy drink sector," Farnsworth said. "Other entities have already expressed keen interest in our Maui Juice, Chinese Rocket Fuel, Spa Water and Squeeze Soda brands."

Farnsworth indicated that he eventually intends to step down from his day-to-day activities at XStream Beverage to pursue other interests but intends to serve on the new entities board of directors and act as a consultant during the integration period. He also indicated that XStream Beverage President Jerry Pearring intends to serve on the new entities board of directors and become part of the senior management of Global Beverage following the transition.

"We want to assure our shareholders that XStream Beverage is a very viable entity which will own a major stake in Global Beverage," said Pearring. "The combined entities create an outstanding platform to further develop our unique branding and distribution strategy."

About XStream Beverage Network, Inc.

XStream Beverage is an emerging brand development and distribution company in the fast growing $21 billion 'new age' beverage industry. XStream Beverage develops markets, sells and distributes innovative new age beverage natural sodas, fruit juices, and energy drinks. In addition, XStream Beverage also operates as a wholesale distributor of highly recognized third party new age beverage brands such as Fiji Water, Arizona and Welch's.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include failure to complete successfully the development of new or enhanced products, the successful implementation of acquisition program, the Company's future capital needs, the success of competitive products, fluctuations in costs, changes in consumer preferences and other items described in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update any statements in this press release.

Contact:

XStream Beverage Network, Inc.

Peter Nasca

Ft. Lauderdale: 954-473-0677

Chicago: 312-421-0723

pnasca@pnapr.com

www.xbev.com